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                      [AMYLIN PHARMACEUTICALS LETTERHEAD]





May 24, 1996

To Our Shareholders:

At our Annual Meeting next Thursday, May 30, 1996, shareholders will be voting on our employee Stock Option Plan, including an increase in the shares available under the plan (Proposal 2 on the proxy card). Some of our institutional shareholders have raised concerns about aspects of the Plan. In addition, Institutional Shareholder Services, which advises institutional shareholders on proxy proposals, has recommended voting against the increase to the Stock Option Plan. We are concerned that the Plan could be voted down at the Annual Meeting, critically impairing our ability to recruit and maintain employees, our most valuable asset.

In response to these concerns, today our Board of Directors adopted the following resolutions regarding our Stock Option Plan:

     - TO REQUIRE SHAREHOLDER APPROVAL FOR RE-PRICING ANY OF OUR STOCK OPTIONS IN THIS PLAN,

     - TO PERMIT NO MORE THAN 10% OF THE NEWLY REQUESTED SHARES TO BE AVAILABLE FOR NON-QUALIFIED OPTIONS GRANTED AT A DISCOUNT TO THE MARKET PRICE, AND

     - TO RESTRICT THE DISCOUNT AT WHICH NON-QUALIFIED OPTIONS CAN BE GRANTED TO NO MORE THAN 15% BELOW MARKET PRICE, AND TO PERMIT SUCH
          DISCOUNTING ONLY IN SPECIAL CIRCUMSTANCES AS DETERMINED BY THE BOARD.

The remainder of this letter explains why we think our shareholders should approve this proposal.



LAST YEAR'S RE-PRICING

In April 1995, Amylin was at a particularly difficult and challenging point in our corporate history. We were making excellent progress toward negotiating an attractive corporate partnership, a process which ultimately led to our collaboration with Johnson & Johnson (JNJ) in June 1995. Until we consummated this agreement, our cash had been running low, and Wall Street had been pushing our stock price down. Many outsiders
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interpreted this as a sign we were in trouble, and we believed that many of our key employees were being approached about jobs in other companies. With everybody way under water on their stock options and worried about the company's prospects (the negotiations were highly confidential), we felt we were in serious jeopardy of losing talent.

So, our Chairman and Chief Executive Officer recommended to our Board that our employees be given the opportunity to re-price their options if they would agree to a one year blackout on vesting. This vesting cliff meant that, if they left the company in the ensuing 12 month period, they lost all of their option shares that were re-priced. Our CEO excluded himself from this proposal, as did all of the outside directors.

The re-pricing reduced by $8.9 million the amount employees would have to pay to exercise their options. To put this in perspective, it was 5% of the $170 million in equity we have raised until now, or 1.3% per year spread over the four year vesting period of the options. Against our operating expenses of $47.7 million during 1995, the annual vesting cost of this re-pricing amounted to less than 5% of the cash cost of operating our company.

Our Board members, including our Chairman, have been, as a rule, opposed to re-pricing options, a prejudice amplified by the fact that in 1994 we had implemented a modest re-pricing for employees who were not Executive Officers. This action was taken to reflect the major decline in all biotech stock prices and to maintain our competitive position with our peer companies, many of whom were re-pricing their options. However, it was also clear that in early 1995 we were at a very fragile point in our corporate history with respect to our key asset - the employee base. So, the decision to re-price options - excluding those held by the Chairman and outside Board members - was unanimous.

During our May 1995 offering, several investors raised questions about the re-pricing. In view of our own reluctance to adjust option prices, we agreed in conjunction with the financing not to consider any further re-pricing of Executive Officer options until May 1997, and thereafter to seek shareholder approval of any such proposal to re-price.

In view of the continuing concern being expressed about re-pricing of options, we have decided to incorporate an even stronger and simpler commitment into our Stock Option Plan: TODAY OUR BOARD OF DIRECTORS ADOPTED RESOLUTIONS COMMITTING NOT TO RE-PRICE OPTIONS WITHOUT ADVANCE SHAREHOLDER APPROVAL. Frankly, we hope that we will never need to seek such approval.

Incidentally, during that difficult pre-collaboration period, in May 1995, we sold $10.8 million of common stock at what we then believed was a relatively low price. Although at the time we hoped to close the JNJ deal before our cash reserves ran out, we were uncertain of this outcome. Thus, your Board decided after careful consideration to accept the additional dilution from the selling price of $4.75 in order to provide more negotiating flexibility. At yesterday's closing price of $11.375, we would have sold 1,325,000 less shares than we did in May 1995 - an amount of stock worth $15.1 million yesterday.


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(Alternatively, investors in that May 1995 offering have an imputed profit of
$15.1 million as of yesterday.) In effect, these investors reaped more benefit from the dilutive effect of that pre-collaboration period than did our employees from the re-pricing.

THE NEED FOR MORE OPTIONS

Although we are very careful about how many options we issue, options are an essential component to Amylin's ability to recruit and retain the best employee talent: in this regard, we must compete with big pharmaceutical companies who can offer more extensive employee benefits (e.g., pensions), or with other early stage companies who can offer cheap private stock or options.

Our Board of Directors and Executive Officers are acutely sensitive to the dilution issue. Collectively, they hold over 16% of the company's equity. Since our IPO in January 1992, none of our current Directors or Officers have sold any stock; in fact, during that period this group has purchased over 647,000 shares for $4.2 million. (Incidentally, they wished also to participate in the May 1995 offering, but legal counsel advised against it.) We believe that few biotech companies 4+ years post-IPO can demonstrate more alignment of interest among insiders and shareholders.

Thus, before approving proposals to increase the option pool, we carefully determine how many options will be needed to attract and retain key employees. For our recruiting budget, we rely on surveys of what comparable companies are offering and on our actual experience in competing for specific individuals at various salary levels. For our retention budget, we aim to maintain our key employees at a level of unvested options comparable to what we would have to offer replacement employees (who would have to be recruited at significant cost and risk).

This year our option budget takes account of special hiring needs that we have identified in the near term. Amylin will soon be receiving preliminary data regarding Phase III trials of its lead product candidate, and we are in the process of ramping up for product launch. As part of this effort, Amylin will be required to offer attractive compensation packages to additional personnel, including a full-time President and marketing personnel. AMYLIN WOULD BE SEVERELY LIMITED IN ITS ABILITY TO PREPARE FOR PRODUCT LAUNCH IF PROPOSAL 2 IS NOT APPROVED BY OUR SHAREHOLDERS.

Also, as you can see from our 1995 Annual Report on page 11, we have during the last several years recruited what we believe is an outstanding management team. We think our success in this endeavor derives largely from their perceptions of the medical and pharmaceutical potential of our lead product candidate. The development and launch of a major pharmaceutical product is a talent intensive process. Often the investment community has bemoaned the poor quality of development programs in many biotech companies - a failing we are aiming to avoid. At Amylin, we are proud to have convinced one of the world's ten largest pharmaceutical companies to let us be responsible for global registration of what they hope will become one of their most



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successful drugs. We think JNJ's endorsement of our management team validates the wisdom of our staffing strategy.

The essence of the Amylin investment story is that our lead product candidate has the potential to impact one of America's largest unmet medical needs - glucose control in diabetes - and that the key to achieving this potential lies in proper execution of the development program - putting back in sick people what evolution put in healthy people. To this end your Board has focused on recruiting a seasoned, accomplished pharmaceutical team and on aligning their interests with shareholders by giving them options to purchase the stock.

In this regard we feel that we are in line with comparable companies who have focused on recruiting an outstanding management team to their employment:

                    OPTION POOL AS % OUTSTANDING COMMON STOCK
                                1995                 1996                 1996
                               OPTION             REQUESTED             PROPOSED
COMPANY                         POOL               INCREASE               POOL
Amylin                          16%                   9%                  25%
Amgen                           22%                   0%                  22%
Gilead                          13%                   9%                  22%
COR Therapeutics                14%                   8%                  22%


We believe Gilead and COR are comparable to us in stage of commercial development and in emphasis on recruiting quality employees. Thus, considering our special recruiting needs this year, we do not believe our proposed option pool is out of line with our peers.



PRICING OF NON-QUALIFIED OPTIONS

Our existing Stock Option Plan permits pricing of non-qualified options down to 50% of market price. As a rule we have not discounted non-qualified options unless some special circumstance seemed to justify this exception: for example, a key employee had accepted a job expecting a certain exercise price, and then the market price increased materially before his period of employment began. The following facts illustrate our policies:

     -    Only 18% or our total options outstanding are non-qualified,

     -    Only 6% of any options have been issued below market value, and



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     -    The weighted average price of non-qualified options has been 91% of market value.

Since we do not plan to issue non-qualified options at deep discounts, we believe it is reasonable to tighten up this provision in the Stock Option Plan. TODAY OUR BOARD ADOPTED RESOLUTIONS REGARDING THE PLAN AS FOLLOWS: (1) NO MORE THAN 10% OF THE SHARES AVAILABLE UNDER THE NEW 2.5 MILLION SHARE POOL WILL BE USED FOR NON-QUALIFIED OPTIONS GRANTED AT A DISCOUNT TO THE MARKET PRICE, AND
(2) NON-QUALIFIED OPTIONS WILL NOT BE DISCOUNTED FROM MARKET PRICE EXCEPT IN SPECIAL CIRCUMSTANCES TO BE EXPLICITLY DETERMINED BY THE BOARD AND THEN BY NO MORE THAN 15%.

We are comfortable that we can continue to recruit outstanding employees, even with this constraint on non-qualified options.




                                    * * * * *

In the third quarter of 1996 we hope to achieve a key milestone in our development program: the decision by JNJ to approve four more pivotal Phase III trials and to commit the resources necessary to manufacture and market a chronic therapy with global potential. To achieve our target launch date in 1999, we need smooth and competent execution of the clinical studies, the registration process, the manufacturing scale-up, and the pre-launch marketing efforts. For that we will depend on the dedicated efforts of our employees - all of whom hope to share in the financial payoff through our stock option program.

Now, on the threshold of clinical success, we need your approval of this program so that we can deliver the sort of investment return you are expecting from our stock.

Cordially,







Marjorie T. Sennett
Vice President & Chief Financial Officer




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